Exhibit 99.1

Schedule prepared in accordance with Instruction 2 to Item 601 of Regulation S-K

The Subscription Agreements dated January 22, 2010, are substantially identical in all material respects except as to the subscribers, the note principal amount and the number of shares for which warrant can be exercised.

Subscribers	Note Principal Amount	Shares for which Warrant can be Exercised
Excalibur Special Opportunities LP	$300,000.00	1,500,000
Dana Katzenmeier	$50,000.00	250,000
Fourth Street Holdings, LP	$100,000.00	500,000
Robert B. Prag	$100,000.00	500,000
Peter B. Tentler	$50,000.00	250,000
Richardson & Patel LLP	$100,000.00	500,000

TOTAL	$700,000.00	3,500,000

The Subscription Agreements dated March 4, 2010, are substantially identical in all material respects except as to the subscribers, the note principal amount and the number of shares for which warrant can be exercised.

Subscribers	Note Principal Amount	Shares for which Warrant can be Exercised
Marc Freeman	$75,000.00	15,000
Paul T. Mannion Jr.	$25,000.00	5,000
Linda Hecter	$25,000.00	5,000
TOTAL	$125,000.00	25,000

The Subscription Agreements dated May 3, 2010, are substantially identical in all material respects except as to the subscribers, the note principal amount and the number of shares for which warrant can be exercised.

Subscribers	Note Principal Amount	Shares for which Warrant can be Exercised
Excalibur Special Opportunities LP	$100,000.00	500,000
Dana Katzenmeier	$25,000.00	125,000
Fourth Street Holdings, LP	$40,000.00	200,000
Robert B. Prag	$50,000.00	250,000
Peter B. Tentler	$25,000.00	125,000
Paul T. Mannion Jr.	$10,000.00	50,000
TOTAL	$250,000.00	1,250,000

The text of the Subscription Agreements is incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 26, 2010.